Exhibit 99.1

Barfresh Announces Second Quarter 2025 Results

Revenue Increased 11% Year-Over-Year to $1.6 Million for Second Quarter 2025

Achieved Gross Margin of 31% for Second Quarter 2025

New Co-Manufacturer Completes Equipment Installation at End of Second Quarter 2025 and Commences Increased Supply for Third Quarter 2025

Company Expects an Increase in Revenue and Gross Margin for the Second Half of 2025 Compared to the First Half of 2025

LOS ANGELES, August 13, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the second quarter ended June 30, 2025.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We delivered 11% year-over-year revenue growth in the second quarter with solid margin performance, demonstrating the underlying strength of our business despite ongoing operational challenges. At the end of the second quarter, our co-manufacturing partner completed their equipment installation, which resolves the temporary inefficiencies and elevated logistics costs that impacted our first half results. As we enter our high selling season in the education channel, we now have two manufacturers producing product and we are focused on building consistent production capabilities to better serve our customers. While we continue to work through the operational transition, we remain confident in our market position and are maintaining our guidance for double-digit year-over-year revenue growth for the full year, though we are adjusting our expectations to reflect the greater impact these operational challenges have had on our business. Our expanded production capabilities, combined with the resolution of previous margin headwinds, create the foundation for improvements in both top and bottom-line performance we anticipated for the second half of the year.”

“Looking beyond this year, the investments we are making in manufacturing capacity and operational improvements, along with our sales capabilities, are building toward a more scalable platform for growth. As we work toward consistent production capacity, we expect to be better positioned to serve market opportunities. The operational progress we’re making is designed to create a foundation for improved margins over time and provide the flexibility to support growth as we continue to strengthen our market position and customer relationships.”

Second Quarter of 2025 Financial Results

Revenue increased 11% year-over-year to $1.6 million for the second quarter of 2025. The increase in revenue is primarily driven by expanded bottle capacity at an additional manufacturing location that we have been developing since the fourth quarter of 2024. Equipment upgrades were installed at the Company’s new contract manufacturer at the end of the second quarter. Barfresh expects expanded capacity to become available in the second half of 2025.

Gross Margin for the second quarter of 2025 was 31.1%, compared to 34.8% for the second quarter of 2024. Adjusted Gross Margin for the second quarter of 2025 was 31.1%, compared to 35.1% for the second quarter of 2024. The decrease in gross margin is a result of product mix and new manufacturer trial and development costs, including inefficiencies during the early production period incurred to gain additional production volume.

Net loss for the second quarter of 2025 was $880,000, as compared to a loss of $1.0 million in the second quarter of 2024. Selling, marketing and distribution for the second quarter of 2025 was $634,000 or 39% of revenue, compared to $583,000 or 40% of revenue in the second quarter of 2024. G&A expenses for the second quarter of 2025 were $673,000, compared to $865,000 in the second quarter of 2024.

Adjusted EBITDA was a loss of approximately $600,000 for the second quarter of 2025, compared to approximately a loss of $682,000 for the second quarter of 2024. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation and other non-recurring costs such as those associated with the product withdrawal, the related dispute, certain manufacturing relocation costs, and business development expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenue	$1,625,000	$1,464,000	$4,555,000	$4,293,000
Cost of revenue	1,119,000	955,000	3,149,000	2,614,000
Gross profit	506,000	509,000	1,406,000	1,679,000
Manufacturing relocation (1)	-	5,000	-	50,000
Adjusted Gross Profit	$506,000	$514,000	$1,406,000	$1,729,000
Gross Margin	31.1%	34.8%	30.9%	39.1%
Adjusted Gross Margin	31.1%	35.1%	30.9%	40.3%

(1) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Net loss	$(880,000)	$(1,011,000)	$(1,641,000)	$(1,460,000)

Depreciation and amortization	75,000	72,000	149,000	146,000
Interest expense	12,000	6,000	35,000	10,000
EBITDA	(793,000)	(933,000)	(1,457,000)	(1,304,000)

Stock based compensation, employees and board of directors	139,000	214,000	297,000	517,000
Operating expense related to withdrawn product and related dispute (2)	-	32,000	-	108,000
Manufacturing relocation (1)	-	5,000	-	50,000
Business development expense (3)	54,000	-	54,000	-
Adjusted EBITDA	$(600,000)	$(682,000)	$(1,106,000)	$(629,000)

(1) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

(2) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2024 primarily includes legal expense incurred with respect to the dispute.

(3) Represents costs and expenses incurred in business development activities.

Balance Sheet

As of June 30, 2025, the Company had approximately $1.3 million of cash and accounts receivable, and approximately $1.8 million of inventory on its balance sheet.

Updated Outlook for 2025

The production and logistics constraints outlined in the Company’s first quarter earnings call persisted throughout the second quarter with greater-than-anticipated impact. The Company believes that the bottling production and logistics constraints have been resolved. With the Company’s second co-manufacturing partner’s equipment installation now complete and production capability expanded, Barfresh is positioned for stronger performance in the second half of the year.

Based on these second quarter impacts, the Company is revising its fiscal year 2025 revenue guidance to a range of between $12.5 and $14.0 million, compared to the previously provided range of $14.5 million to $16.6 million.

Conference Call

The conference call to discuss these results is scheduled for today, on Wednesday, August 13, 2025 at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Tuesday, August 26, 2025 Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13754380. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com